SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that is registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name:

Eco Performance Fund

(A series of Light Green Investment Trust)

Address of Principal Business Office (No. & Street, City, State, Zip Code)

2940 Westlake Avenue North, Suite 300

Seattle, Washington 98109

Telephone Number (including area code)

(206) 547-8645

Name and address of agent for service of process:

Jonathan S. Naimon

2940 Westlake Avenue North, Suite 300

Seattle, Washington 98109

Copy to:

James B. Craver, Esq.

Seyfarth Shaw LLP

World Trade Center East

Two Seaport Lane, Suite 300

Boston, MA 02210-2028

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, concurrently with the filing of form N-8A:

YES  [X]

NO  [   ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this registration statement to be duly signed on its behalf in Seattle, Washington on September 26, 2005.

Eco Performance Fund

By:

/s/ Jonathan S. Naimon

Name:

Jonathan S. Naimon

Title:

President

Attest:

/s/ Jerome W. Anderson

Name:

Jerome W. Anderson

Title:

Vice President, Secretary and Treasurer